Exhibit 8.1

[Fried, Frank, Harris, Shriver & Jacobson LLP Letterhead]

[date]

Media General, Inc.

333 E. Franklin Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to Media General, Inc., a Virginia corporation (“General”), in connection with the Mergers, as defined in the Agreement and Plan of Merger (the “Merger Agreement”) by and among General, General Merger Sub 1, Inc., a Virginia corporation and a direct wholly owned subsidiary of General (“Merger Sub 1”), General Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of General (“Merger Sub 2”), General Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of General (“Merger Sub 3”), and New Young Broadcasting Holding Co., Inc., a Delaware corporation (“Phoenix”). All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Form S-4 by General with the Securities and Exchange Commission (File No. 333-190051) (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness of the following: (i) the Merger Agreement; (ii) the Registration Statement, including the proxy statement/prospectus forming a part thereof; (iii) the factual statements and representations made by General, Merger Sub 1, Merger Sub 2 and Merger Sub 3, and by Phoenix, in their respective tax representation letters (the “Tax Representation Letters”), dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (ii) the Mergers will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (iii) all facts, information, statements and representations made by or on behalf of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3, and Phoenix, in the Tax Representation Letters are and, at all times up to and including the Conversion Merger Effective Time, will continue to be true, complete and correct; (iv) all facts, information, statements and representations made by or on behalf of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3, and Phoenix, in the Merger Agreement, the Registration Statement and the Tax Representation Letters that are qualified by the knowledge and/or belief of any person are and, at all times up to and including the Conversion Merger Effective Time, will continue to be true, complete and correct as though not so qualified; (v) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Conversion Merger Effective Time, there will be no plan, intention, understanding or agreement; and (vi) General, Merger Sub 1, Merger Sub 2 and Merger Sub 3, and Phoenix, will treat each of the Reclassification Merger and the Combination Transaction for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that facts, information, statements and representations contained in the documents we have reviewed can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion as set forth herein.

Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described herein, we hereby confirm our opinion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” subject to the qualifications, limitations and assumptions set forth therein.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mergers. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,